FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                                         MEDIA CONTACT:
Kelly Beavers, VP of Business Development                                Bill Marino, Managing Partner
Exabyte Corporation                                                                   Trippe-Marino, Inc. (PR for Exabyte)
303-417-7225                                                                            303-988-5133
kjb@exabyte.com                                                                        bmarino@trippemarino.com

EXABYTE ANNOUNCES PRELIMINARY 3RD QUARTER RESULTS

BOULDER, COLO. — October 1, 2004 — Exabyte Corporation, a performance and value leader in tape backup, restore and archival systems, today announced that revenue for the third quarter ended September 30, 2004 is expected to be in the range of $23.2 million to $23.7 million, compared with $26.6 million for the quarter ended June 30, 2004 and $23.0 million for the third quarter of 2003. While the number of VXA drives shipped to OEM customers increased during the quarter, revenue from channel distribution customers decreased for most hardware products.

“We are disappointed with the decrease in revenue for the third quarter, in particular the decrease in sales to our channel distribution customers,” noted Tom Ward, CEO, Exabyte Corporation. “Domestic distribution revenue decreased for all product lines, including VXA and LTO products, and appears to have been impacted by lower government activity as well as a continuing decrease in Legacy media sales during the quarter. In addition, distribution revenue in both the Europe and Asia Pacific regions did not meet our expectations. We are pleased with the 52% increase in VXA drives shipped to our OEM customers during the third quarter, and we believe this increase continues to validate the acceptance of the VXA technology by these key industry leaders. This third quarter setback does not affect our confidence in the ultimate opportunity for our products.”

The Company expects to report a net loss of $3.2 million to $3.8 million for the third quarter, versus net losses of $456,000 in the second quarter of 2004 and $12.6 million for the third quarter of 2003. The net loss in the second quarter of 2004 included a $1.1 million gain on foreign currency translation and the net loss for the third quarter of 2003 included several non-cash and special charges that significantly increased the loss for the quarter. Overall gross margins for the third quarter of 2004 are expected to decline due to increased sales to OEM customers, which are at lower gross margins. The Company anticipates that operating expenses for the third quarter will be consistent with second quarter 2004 expenses.

Exabyte will issue a press release regarding final third quarter results on October 28, 2004, and host a conference call open to the public to discuss third quarter details and management’s plans to improve operating results.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT), now in its 20th year, is a recognized pioneer and leading innovator in tape storage. Its heritage comprises an impressive list of industry “firsts,” including the first manufacturer of tape drives to break the 1, 2, and 5 GB capacity barriers, the first to introduce 8mm tape drives and libraries, the first to offer native Fibre Channel drives and libraries, the first to offer FireWire drives and libraries and the first and only manufacturer to offer VXA Packet Technology, which enables its VXA Packet drives, autoloaders and tapes to read and write data in packets like the Internet, enabling far superior restore integrity, exceptional transfer speeds and scalable tape capacities. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte delivers new VXA™ and LTO™ (Ultrium™) products that consistently raise the bar for industry standards in engineering, quality and data reliability. The company’s product suite is ideally suited for SMB and departmental servers, workstations, LANs, and SANs, providing dramatically higher capacity, speed and reliability at competitive prices. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including IBM, HP, Fujitsu Siemens, Apple, Imation, Bull, Toshiba, Logitec, Kontron, Tech Data, Ingram Micro, CDW and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

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The foregoing contains forward-looking statements related to the company’s products and business prospects. Such statements are subject to one or more risks, including product sales, customer dependence and others. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Form10-K and Forms 10-Q.

Exabyte, VXA and VXA-2 are registered trademarks, and PacketLoader and ExaBotics are trademarks of Exabyte Corp. All other trademarks are the property of their respective owners.